Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 25, 2022, Nexstar Media Group, Inc. (the “Company,” “we,” “us” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Class A common stock (as defined below).

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock that are contained in our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated By-laws (the “By-laws”), and is qualified in its entirety by reference to these documents. You should refer to the Certificate of Incorporation and the By-laws, both of which we have filed as exhibits to our Annual Report on Form 10-K of which this exhibit is a part. In addition, you should refer to the General Corporation Law of Delaware, as amended (the “DGCL”), which may also affect the terms of our capital stock. Terms used herein and not otherwise defined herein have the meanings set forth in the Certificate of Incorporation or the By-laws, as applicable.

Authorized Shares of Capital Stock

Under the Certificate of Incorporation, Nexstar is authorized to issue an aggregate of 125,200,000 shares of capital stock, divided into classes as follows:

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100 million shares of Class A common stock, par value $0.01 per share (the “Class A common stock”);
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20 million shares of Class B common stock, par value $0.01 per share (the “Class B common stock);
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5 million shares of Class C common stock, par value $0.01 per share (the “Class C common stock”); and
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200,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).

As of February 25, 2022, there were 41,003,139 shares of Class A common stock outstanding, and there were no shares of Class B common stock, Class C common stock or preferred stock outstanding. Nexstar’s Class A common stock is traded on The Nasdaq Global Select Market under the symbol “NXST.”

Common Stock

The holders of Class A common stock and Class B common stock possess all rights pertaining to the capital stock of Nexstar, subject to the preferences, qualifications, limitations, voting rights and restrictions with respect to any series of preferred stock that may be issued with any preference or priority over the common stock. No shares of Class B common stock are currently outstanding.

Stockholder Voting

Except as may be provided for in any amendment to the Certificate of Incorporation establishing a series of preferred stock and until such time as any shares of Class B common stock are issued, the holders of Class A common stock will have the sole power to vote for the election of directors and for all other purposes. If shares of Class B common stock are issued in the future, the holders of Class A common stock and Class B common stock will generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock will be entitled to 10 votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to Nexstar’s Certificate of Incorporation generally must be approved by at least a majority of the combined voting power of all holders of Class A common stock and Class B common stock voting together as a single class. However, amendments that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, and amendments to certain provisions of Nexstar’s Certificate of Incorporation must be approved by two-thirds of the votes entitled to be cast with respect to such amendments.

The holders of Class C common stock have no voting rights but otherwise generally have the same rights as the holders of Class A common stock and Class B common stock.

Dividends and Other Distributions

Upon Nexstar’s liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of Class A common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock.

Holders of Class A common stock, Class B common stock and Class C common stock will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock, Class B common stock and Class C common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock, shares of Class B common stock may be paid only to holders of Class B common stock and shares of Class C common stock may be paid only to holders of Class C common stock; and (2) shares shall be paid proportionally with respect to each outstanding share of Class A common stock, Class B common stock and Class C common stock.

Conversion Rights

At any time or from time to time, any holder of shares of Class B common stock or Class C common stock may convert all or any portion of the shares of Class B common stock or Class C common stock held by such holder into an equal number of shares of Class A common stock. All the shares of Class B common stock will be automatically converted into an equal number of shares of Class A common stock (x) if the Class B common stock represents less than 10% of the total common stock of the Company outstanding or (y) upon the transfer of the Class B common stock to anyone other than ABRY Broadcast Partners II, L.P. or ABRY Broadcast Partners III, L.P. (collectively, “ABRY”) or an affiliate of ABRY or Perry A. Sook.

Preemptive Rights

No holders of Class A common stock, Class B common stock or Class C common stock have any preemptive rights with respect to the common stock or any other securities of the Company, or to any obligations convertible (directly or indirectly) into securities of the Company.

Transfer Restrictions and Redemption

If the Company has reason to believe that the Ownership, or proposed Ownership, of shares of capital stock of the Company by any stockholder, other Owner or Proposed Transferee could, either by itself or when taken together with the Ownership of any shares of capital stock of the Company by any other Person, result in any Violation, such stockholder, other Owner or Proposed Transferee, upon request of the Company, shall promptly furnish to the Company such information (including information with respect to citizenship, other Ownership interests and affiliations) as the Company may reasonably request to determine whether the Ownership of, or the exercise of any rights with respect to, shares of capital stock of the Company by such stockholder, other Owner or Proposed Transferee could result in any Violation.

If (a) any stockholder, other Owner or Proposed Transferee from whom information is requested should fail to respond to such request within the period of time (including any applicable extension thereof) determined by the board of directors, or (b) whether or not any stockholder, other Owner or Proposed Transferee timely responds to any request for information, the board of directors shall conclude that effecting, permitting or honoring any Transfer or the Ownership of any shares of capital stock of the Company, by any such stockholder, other Owner or Proposed Transferee, could result in any Violation, or that it is in the interest of the Company to prevent or cure any such Violation or any situation which could result in any such Violation, or mitigate the effects of any such Violation or any situation that could result in any such Violation, then the Company may, inter alia: (1) refuse to permit any Transfer of record of shares of capital stock of the Company that involves a Transfer of such shares to, or Ownership of such shares by, any Disqualified Person; (ii) refuse to honor any such Transfer of record effected or purported to have been effected, and in such case any such Transfer of record shall be deemed to have been void ab initio; (iii) suspend those rights of stock ownership the exercise of which could result in any Violation; and/or (iv) redeem such shares, in accordance with the paragraph below.

Notwithstanding any other provision of the Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the board of directors creating any series of preferred stock, outstanding shares of Class A common stock,

Class B common stock, Class C common stock or preferred stock shall always be subject to redemption by the Company, by action of the board of directors, if in the judgment of the board of directors such action should be taken with respect to any shares of capital stock of the Company of which any Disqualified Person is the stockholder, other Owner or Proposed Transferee. The terms and conditions of such redemption shall be as set forth in the Certificate of Incorporation.

Takeover Defense

Certain provisions of the Certificate of Incorporation, the By-laws and the DGCL have anti-takeover effects and could delay, discourage, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. The authorized but unissued shares of Class A common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Nexstar by means of a proxy contest, tender offer, merger or otherwise.

The board of directors of Nexstar will have the sole authority to determine the terms of any one or more series of preferred stock, including voting rights, dividend rates, conversion and redemption rights, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors will have the power to the extent consistent with its legal duties to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third-party seeks control of Nexstar, and thereby assist members of management to retain their positions.

Special Meetings of Stockholders. Under the By-laws and subject to the rights of any series of preferred stock that may be issued by Nexstar, special meetings of stockholders may be called solely by the board of directors of Nexstar or by the chairman of the board of directors.

Action by Written Consent. Under the Certificate of Incorporation and By-laws, Nexstar stockholders may not take action by written consent.

Advance Notice of Nominations and Proposed Business for Stockholder Meetings. Under the By-laws, only the board of directors or a stockholder of record entitled to vote at a meeting for the election of directors may nominate candidates for election to the board of directors of Nexstar at an annual meeting of stockholders or present business for consideration by the stockholders at an annual meeting.

The By-laws require that a stockholder who desires to nominate a candidate for election to the board of directors at an annual meeting or present business at an annual meeting to provide notice to the Secretary of Nexstar in advance of the meeting. The notice must be in proper form and set forth various information related to the stockholder giving the notice and the applicable nomination or proposal. Notice of such stockholder nomination or proposal must be received by Nexstar not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting and the 10th day following the day on which the public announcement of the date of such meeting is first made by Nexstar.

Classified Board of Directors. The Certificate of Incorporation and By-laws provide that the size of Nexstar’s board of directors will be determined from time to time by resolution adopted by a majority of the board of directors of Nexstar and that the directors shall be divided into three classes, with directors serving staggered three‑year terms. The classification of Nexstar’s board of directors has the effect of making it more difficult for stockholders to change the composition of Nexstar’s board of directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of Nexstar’s board of directors. This may have the effect of discouraging a third-party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Nexstar. In addition, because the classification of Nexstar’s board of directors may discourage accumulations of large blocks of Class A common stock by purchasers whose objective is to take control of Nexstar and remove a majority of Nexstar’s board of directors, the classification of Nexstar’s board of directors could tend to reduce the likelihood of fluctuations in the market price of Class A common stock that might result from accumulations of large blocks of Class A common stock for such a purpose. Accordingly, Nexstar stockholders could be deprived of certain opportunities to sell their Class A common stock at a higher market price than might otherwise be the case.

Delaware Business Combination Statute. Nexstar is subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with some exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. As permitted by Section 203, Nexstar has elected not to be governed by Section 203 with respect to ABRY and any entity controlled by ABRY, and therefore, unless Nexstar’s Certificate of Incorporation is amended, neither ABRY nor any such entity shall be deemed to be an “interested stockholder.” The existence of this provision could have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for Class A common stock.

Other Matters

Limitation on Director’s Liability. The Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, Nexstar will indemnify and advance expenses of any director or officer who is made or threatened to be made a party to any proceeding by reason of the fact that he or she is or was a director or officer of Nexstar. In addition, no director or officer of the combined company will be liable to the combined company or its stockholders for monetary damages with respect to any transaction, occurrence or course of conduct.

Transfer Agent. The transfer agent for Nexstar is the American Stock Transfer & Trust Co., Corporate Trust Department, 6201 Fifteenth Ave., Brooklyn, New York 11219.